As filed with the Securities and Exchange Commission on June 29, 2007
Registration No.333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLLEGIATE PACIFIC INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-2795073
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
1901 Diplomat Drive
Dallas, Texas 75234
(Address of Principal Executive Offices)
Collegiate Pacific Inc. 2007 Stock Option Plan
(Full Title of the Plan)

Adam Blumenfeld	Copies of communications to:
Chief Executive Officer	Laura M. Kalesnik
Collegiate Pacific Inc.	Fulbright & Jaworski, L.L.P.
1901 Diplomat Drive	2200 Ross Avenue, Suite 2800
Dallas, Texas 75234	Dallas, Texas 75201
(972) 484-9484	(214) 855-7401
(Name, Address and Telephone
Number of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered(1)	per unit(2)	offering price(2)	registration fee
Common Stock, $0.01 par value per share	500,000	$8.96	$4,480,000	$137.54

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers additional shares of the Registrant’s Common Stock issuable under the Collegiate Pacific Inc. 2007 Stock Option Plan set forth herein that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

2	Calculated pursuant to Rule 457(h) and 457(c) based upon the average high and low prices of the Registrant’s Common Stock on the American Stock Exchange on June 25, 2007.

INTRODUCTORY STATEMENT
     This Registration Statement on Form S-8 is filed by Collegiate Pacific Inc., a Delaware corporation, the Registrant, relating to 500,000 shares of its common stock, par value $0.01 per share, issuable to eligible persons under the Collegiate Pacific Inc. 2007 Stock Option Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission, referred to herein as the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, referred to herein as the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Commission are incorporated herein by reference, and made a part hereof:
•	The Registrant’s Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A for the fiscal year ended June 30, 2006;

•	The Registrant’s Quarterly Reports on Form 10-Q for the three, six and nine months ended September 30, 2006, December 31, 2006 and March 31, 2007;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 14, 2006, August 9, 2006 (except for the information furnished under Item 2.02 thereof and the furnished portions of Exhibit 99.1 thereto), August 16, 2006, September 6, 2006, September 18, 2006, September 21, 2006 (except for the information furnished under Item 2.02 thereof and the furnished portions of Exhibit 99.1 thereto), September 25, 2006, November 13, 2006 (except for the information furnished under Item 2.02 thereof and the furnished portions of Exhibit 99.1 thereto), November 20, 2006, December 18, 2006, January 31, 2007, February 9, 2007 (except for the information furnished under Item 7.01 thereof and the furnished portions of Exhibit 99.1), February 13, 2007 (except for the information furnished under Item 2.02 thereof and furnished portions of Exhibit 99.1 thereto), March 29, 2007, April 12, 2007 (except for the information furnished under Item 7.01 thereof and furnished portions of Exhibit 99.1 thereto), May 2, 2007 (except for the information furnished under Item 7.01 thereof and furnished potions of Exhibit 99.1 thereto), May 9, 2007 (except for the information furnished under Item 2.02 thereof and the furnished portions of Exhibit 99.1 thereto), May 29, 2007 and June 14, 2007 (except for the information furnished under Item 7.01 thereof and the furnished portions of Exhibit 99.1 thereto); and,

•	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 9, 1999, and the Registrant’s Registration Statement on Form S-3, as amended, filed with the Commission on January 24, 2005, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Section 145(a) of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.
     Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Certificate of Incorporation
     The Registrant’s Certificate of Incorporation provides that none of its directors shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a transaction from which the director derived an improper personal benefit or (d) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize any further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent required by the DGCL, as so amended. Further, any repeal or modification of such provision of the Registrant’s Certificate of Incorporation by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of the directors existing at the time of such repeal or modification.
     The Registrant’s Certificate of Incorporation also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the registrant or is or was serving or has agreed to serve at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as in effect or as it may be amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnification hereunder and shall inure to the benefit of his or her heirs, executors and administrators.
Bylaws
     The Registrant’s Bylaws contain similar indemnification provisions and provisions designed to facilitate receipt of indemnification benefits by indemnified persons.
Indemnification Agreements
     The Registrant has entered into Indemnification Agreements with certain directors, officers and key employees of the Registrant (each, an “Indemnitee”) under which the Registrant will indemnify to the fullest extent permitted by the Registrant’s Bylaws and the DGCL against expenses and damages in connection with claims against the Indemnitee relating to the Indemnitee’s service to the Registrant, but only to the extent such items have not been paid directly to the Indemnitee by any directors and officers insurance maintained by the Registrant or other indemnity arrangements with third parties. The Indemnification Agreement provides that the Registrant will pay the expenses of the Indemnitee incurred in any such proceedings prior to final disposition of the claim. However, such an advance will only be provided if the Indemnitee agrees to repay the advance if it is determined that the Indemnitee was not entitled to indemnification under the provisions of the Indemnification Agreement, the Registrant’s Bylaws or the DGCL. The Registrant is not required to advance expenses to any Indemnitee if one of the permissible fact finders identified in the Indemnification Agreement determines that the facts known to them demonstrate clearly and convincingly that the Indemnitee acted in bad faith, as set forth in the Indemnification Agreement.
Item 7. Exemption From Registration Claimed
     Not Applicable.

Item 8. Exhibits
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit	Description

4.1	Certificate of Amendment to Certificate of Incorporation of Collegiate Pacific Inc. filed as Exhibit 3.10 to the Registration Statement on Form SB-2 (No. 333-34294) of Collegiate Pacific Inc. filed on April 7, 2000 and incorporated herein by reference.

4.2	Bylaws of Collegiate Pacific Inc. filed as Exhibit 2 to the Registration Statement on Form 8-A of Collegiate Pacific Inc. filed on September 9, 1999 and incorporated hereby reference.

4.3	Amendment to the Bylaws of Collegiate Pacific Inc., dated June 8, 2007, filed as Exhibit 3.1 to the Current Report on Form 8-K of Collegiate Pacific Inc., filed on June 14, 2007 and incorporated herein by reference.

4.4	Collegiate Pacific Inc. 2007 Stock Option Plan filed as Exhibit 10.1 to the Current Report on Form 8-K of Collegiate Pacific Inc. filed on December 18, 2006 and incorporated herein by reference.

4.5	Forms of Nonqualified and Incentive Stock Option Agreements for grants under the Collegiate Pacific Inc. 2007 Stock Option Plan filed as Exhibit 10.1 to the Current Report on Form 8-K of Collegiate Pacific Inc. filed on December 18, 2006 and incorporated herein by reference.

4.6	Specimen Certificate of Common Stock, $0.01 par value, of Collegiate Pacific Inc. filed as Exhibit 3 to Collegiate Pacific Inc.’s Registration Statement on Form 8-A filed on September 9, 1999 and incorporated herein by reference.

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Independent Registered Accounting Firm.

23.2*	Consent of Fulbright & Jaworski L.L.P. is contained in Exhibit 5.1 to this Registration Statement.

24.1*	Power of Attorney is contained on the signature page of this Registration Statement.

*	Filed herewith

Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this subsection do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Dallas, State of Texas, on June 27, 2007.

COLLEGIATE PACIFIC INC.
By:	/s/ Adam Blumenfeld
Adam Blumenfeld, Chief Executive Officer

POWER OF ATTORNEY
     Each individual whose signature appears below hereby designates and appoints Adam Blumenfeld and William R. Estill, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement Collegiate Pacific Inc. may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Adam Blumenfeld Adam Blumenfeld	Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2007

/s/ William R. Estill William R. Estill	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 27, 2007

/s/ Michael Blumenfeld Michael J. Blumenfeld	Director and Chairman of the Board	June 27, 2007

/s/ Adam Blumenfeld Adam Blumenfeld	Director	June 27, 2007

/s/ Jeff Davidowitz Jeff Davidowitz	Director	June 27, 2007

/s/ William Watkins William H. Watkins, Jr.	Director	June 27, 2007

/s/ Robert W. Hampton Robert W. Hampton	Director	June 27, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description of Exhibit

4.1
Certificate of Amendment to Certificate of Incorporation of Collegiate Pacific Inc. filed as Exhibit 3.10 to the Registration Statement on Form SB-2 (No. 333-34294) of Collegiate Pacific Inc. filed on April 7, 2000 and incorporated herein by reference.

4.2	Bylaws of Collegiate Pacific Inc. filed as Exhibit 2 to the Registration Statement on Form 8-A of Collegiate Pacific Inc. filed on September 9, 1999 and incorporated hereby reference.

4.3
Amendment to the Bylaws of Collegiate Pacific Inc., dated June 8, 2007, filed as Exhibit 3.1 to the Current Report on Form 8-K of Collegiate Pacific Inc., filed on June 14, 2007 and incorporated herein by reference.

4.4	Collegiate Pacific Inc. 2007 Stock Option Plan filed as Exhibit 10.1 to the Current Report on Form 8-K of Collegiate Pacific Inc. filed on December 18, 2006 and incorporated herein by reference.

4.5
Forms of Nonqualified and Incentive Stock Option Agreements used for grants under the Collegiate Pacific Inc. 2007 Stock Option Plan filed as Exhibit 10.1 to the Current Report on Form 8-K of Collegiate Pacific Inc. filed on December 18, 2006, and incorporated herein by reference.

4.6
Specimen Certificate of Common Stock, $0.01 par value, of Collegiate Pacific Inc. filed as Exhibit 3 to Collegiate Pacific Inc.’s Registration Statement on Form 8-A filed on September 9, 1999 and incorporated herein by reference.

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Independent Registered Accounting Firm.

23.2*	Consent of Fulbright & Jaworski L.L.P. is contained in Exhibit 5.1 to this Registration Statement.

24.1*	Power of Attorney is contained on the signature page of this Registration Statement.

*	Filed herewith